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                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                           INSIGHT ENTERPRISES, INC.;


                                  COMARK, INC.;


                            COMARK INVESTMENTS, INC.


                                       AND


                    PHILIP E. CORCORAN AND CHARLES S. WOLANDE


                              AS OF APRIL 25, 2002
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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 25, 2002 (the "Closing Date"), is made and entered into by and among Insight Enterprises, Inc., a Delaware corporation ("Purchaser"), Comark, Inc., an Illinois corporation ("CI"), Comark Investments, Inc., an Illinois corporation ("Investments"), and Philip E. Corcoran and Charles S. Wolande (each a "Selling Shareholder" or "Shareholder" and collectively, the "Selling Shareholders" or the "Shareholders"). Purchaser, CI, Investments and the Selling Shareholders are sometimes individually referred to herein as a "Party" and collectively as the "Parties".

                                    RECITALS:

                  A. The Selling Shareholders own (i) all of the issued and outstanding capital stock, and all options and other rights to acquire capital stock, of CI and Investments, and (ii) certain interests in Comark Capital, LLC.

                  B. Purchaser desires to purchase and the Selling Shareholders desire to sell (i) all of the issued and outstanding shares of capital stock, and options and other rights to acquire capital stock, of CI and Investments, and (ii) any and all interest in Comark Capital, LLC, and options and other rights to acquire any interest in Comark Capital, LLC, owned by the Selling Shareholders.

                  IN CONSIDERATION of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.1. Certain Definitions. As used herein, the following terms shall have the meaning set forth below:

         "Acquiror Shares" is defined in Section 2.2(b).

         "ADA" is defined in Section 3.17(i).

         "ADEA" is defined in Section 3.17(i).

         "Affiliate" of any Person shall mean a Person, other than a natural person, that controls, is controlled by or is under common control with such Person (it being understood, that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise).

         "Ancillary Documents" is defined in Section 3.2(a).

         "Applicable Benefit Laws" is defined in Section 3.16(d).


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         "Arbitrator" is defined in Section 2.3(c).

         "Book Value Adjustment Amount" is defined in Section 2.3(d).

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, United States of America are authorized or obligated to close by law or executive order.

         "Business" shall mean the business conducted by the Companies, including the sale and distribution of computer hardware and software products and the provision of consulting, support and other professional services.

         "CERCLA" is defined in Section 3.19(b).

         "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

         "Closing Balance Sheet" shall mean the unaudited consolidated balance sheet of the Companies, prepared in accordance with GAAP as of April 27, 2002, computed as if the Companies were subchapter S corporations through such date.

         "Closing Date" shall mean the date hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Companies" shall mean CI and Investments, and any subsidiaries of either of them collectively.

         "Company" shall mean CI, Investments or any subsidiaries of either of them, individually, as applicable.

         "Company Benefit Plan" is defined in Section 3.16(a).

         "Company Contracts" is defined in Section 3.13.

         "Company Licensed Software" is defined in Section 3.20(b).

         "Company Proprietary Software" is defined in Section 3.20(b).

         "Company Software" is defined in Section 3.20(b).

         "Employee Benefit Plan" is defined in Section 3.16(b).

         "Employment Agreements" is defined in Section 3.15.

         "Environmental Claim" shall mean any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, written demands for information or action, proceedings or notices of noncompliance or violation by any Person alleging damage or other adverse effect on the environment, or potential liability (including, potential liability for enforcement, investigative costs, cleanup costs, governmental response


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costs, removal costs, medical costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any person or entity seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

         "Environmental Laws" is defined in Section 3.19(a).

         "ERISA" is defined in Section 3.16(b).

         "ERISA Affiliate" is defined in Section 3.16(c).

         "ERISA Affiliate Plan" is defined in Section 3.16(c).

         "Escrow Agreement" is defined in Section 2.2(a).

         "Escrow Funds" is defined in Section 2.2(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Final Closing Balance Sheet" is defined in Section 2.3(c).

         "Financial Statements" is defined in Section 3.8.

         "FLSA" is defined in Section 3.17(i).

         "FMLA" is defined in Section 3.17(i).

         "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis throughout all relevant periods.

         "Governmental Entity" shall mean any nation or government, any state or other political subdivision thereof, and any entity or official properly exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to government.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of poly chlorinated biphenyls
(PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental Entity.


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         "Indemnified Party" is defined in Section 8.2(a).

         "Indemnifying Party" is defined in Section 8.2(a).

         "Intellectual Property" is defined in Section 3.20(a).

         "Interim Financial Statements" is defined in Section 3.8.

         "Inventory" shall mean all inventories of raw materials, stores, supplies, spare and repair parts, work in process, semi-finished goods and finished goods, including any returned goods, owned by and used or held for use by the Companies in the Business.

         "Inventory Adjustment" is defined in Section 2.3(a).

         "IRS" shall mean the United States Internal Revenue Service.

         "Knowledge" with respect to a particular fact or other matter shall mean such individual is actually aware of such fact or other matter. Knowledge of the Shareholders shall mean the Knowledge of either of the Shareholders, Gary Kovanda, David Keilman, Timothy J. McGrath, Rick Goddard, Larry Fazini, Michael
V. Wise or Kevin Cleary. Knowledge of the Purchaser shall mean the Knowledge of Timothy Crown, Branson Smith, Stanley Laybourne, Karen McGinnis, James McCoy, Amy Day, Deanna Carney, Dino Farfante and Paul Kent.

         "Labor Laws" is defined in Section 3.17(q).

         "Leased Real Property" is defined in Section 3.6(b).

         "Legal Dispute" is defined in Section 9.6.

         "Licenses" is defined in Section 3.25.

         "Lien" with respect to any asset shall mean any mortgage, pledge, lien, charge, claim, restriction, reservation, easement, covenant, lease, encroachment, title defect, imposition, limitation of domain, right of first refusal, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

         "NLRB" is defined in Section 3.17(a).

         "Net Book Value" shall mean the total assets of the Companies minus the total liabilities of the Companies, each as set forth in the Final Closing Balance Sheet.

         "OSHA" is defined in Section 3.17(k).

         "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Personal Guarantees" is defined in Section 5.4.


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         "Preliminary Closing Balance Sheet" is defined in Section 2.3(a).

         "Property Agreement" is defined in Section 2.5.

         "Purchase Price" is defined in Section 2.2.

         "Purchaser Benefit Plans" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Purchaser.

         "Purchaser Indemnified Parties" is defined in Section 8.3.

         "Purchaser Losses" is defined in Section 8.3.

         "Purchaser Material Adverse Effect" shall mean any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to: (i) be materially adverse to the business, financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of Purchaser, or (ii) result in damages to the business, financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of Purchaser greater than $3,000,000.

         "Receivables" is defined in Section 3.24(b).

         "Registration Rights Agreement" is defined in Section 2.4.

         "SEC Reports" is defined in Section 4.5.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder Employment and Non-Competition Agreement" is defined in
Section 2.6.

         "Shareholder Indemnified Parties" is defined in Section 8.4.

         "Shareholder Losses" is defined in Section 8.4.

         "Shareholder Material Adverse Effect" shall mean any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to: (i) be materially adverse to the business, financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Companies, or (ii) result in damages to the business, financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Companies greater than $1,000,000.

         "Shares" shall mean all of the issued and outstanding shares of capital stock of CI and Investments.

         "Significant Customer" is defined in Section 3.23(b).

         "Significant Supplier" is defined in Section 3.23(b).


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         "Supplemental Disclosure" shall mean the Schedules delivered by
Purchaser to Selling Shareholders pursuant to Article IV.

         "Taxes" is defined in Section 3.14(c).

         "Tax Return" is defined in Section 3.14(c).

         "Transaction" shall mean the purchase and sale of (i) all of the issued and outstanding shares of capital stock, and options and other rights to acquire capital stock, of CI and Investments, and (ii) any and all interest in Comark Capital, LLC, and options and other rights to acquire any interest in Comark Capital, LLC, owned by the Selling Shareholders pursuant hereto and the consummation of the other transactions contemplated hereby and by the Ancillary Documents.

         "WARN" is defined in Section 3.17(n).

                                  ARTICLE II.
                    PURCHASE AND SALE; ADDITIONAL AGREEMENTS

         Section 2.1. Purchase and Sale of Shares and Interests.Subject to the terms and conditions set forth in this Agreement, at the Closing, each of the Selling Shareholders agrees to sell, assign, convey and deliver to Purchaser (i) all of the issued and outstanding shares of capital stock, and options and other rights to acquire capital stock, of CI and Investments, owned by such Selling Shareholder, and (ii) any and all interest in Comark Capital, LLC, and options and other rights to acquire any interest in Comark Capital, LLC, owned by such Selling Shareholder, and Purchaser agrees to purchase and take delivery of (i) all of the issued and outstanding shares of capital stock, and options and other rights to acquire capital stock, of CI and Investments, and (ii) all of the interests in Comark Capital, LLC, and options and other rights to acquire any interest in Comark Capital, LLC, from Selling Shareholders for the consideration specified in this Agreement, free and clear of any Liens.

         Section 2.2. Purchase Price. In consideration of the sale of (i) all of the issued and outstanding shares of capital stock, and options and other rights to acquire capital stock, of CI and Investments, and (ii) any and all interest in Comark Capital, LLC, and options and other rights to acquire any interest in Comark Capital, LLC, owned by such Selling Shareholder, and subject to the terms and conditions hereinafter set forth, Purchaser agrees to pay to the Selling Shareholders at the Closing, in accordance with the terms hereof, an aggregate Purchase Price of One Hundred Fifty Million Dollars ($150,000,000) less the Adjustment Amount plus the amount of the earnout payments, if any, computed pursuant to Schedule 2.2 (the "Purchase Price") payable as follows:

                  (a) One Hundred Million Dollars ($100,000,000) of the Purchase Price shall be paid at the Closing as follows:

                           (i) Eighty Seven Million Five Hundred Thousand
                  Dollars ($87,500,000) shall be paid by wire transfer to the Selling Shareholders, in the proportionate amounts set forth on Schedule 2.2 hereto; and

                           (ii) Twelve Million Five Hundred Thousand Dollars
                  ($12,500,000) (the "Escrow Funds") shall be deposited with Bank One Trust Company, National


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                  Association, a national banking association, to be held and disbursed pursuant to the terms of the Escrow Agreement being entered into concurrently by Purchaser and the Selling Shareholders in the form attached as Exhibit A hereto; and

                  (b) Fifty Million Dollars ($50,000,000) of the Purchase Price shall be paid by delivery of 2,306,964 restricted shares (the "Acquiror Shares") of the voting common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock"), to the Shareholders in the proportionate amounts set forth on Schedule 2.2 hereto. The certificates representing the Acquiror Shares shall contain a customary legend identifying the Acquiror Shares as restricted stock issued pursuant to exemptions from the Securities Act, as well as exemptions from state securities laws. The certificates representing the Acquiror Shares shall also be subject to stop transfer orders until such time as, and to the extent that, the sales of such Acquiror Shares (i) have been registered under applicable laws (including the Securities Act, and any state, local or foreign securities laws) or (ii) may be completed pursuant to an exemption from, or in a transaction not subject to, all applicable laws.

         Section 2.3. Post-Closing Adjustment of Purchase Price.

                  (a) For purposes of this section, the Companies' books of account shall be closed as of April 27, 2002. As soon as practicable after the Closing Date, but in no event later than sixty (60) calendar days thereafter, Purchaser shall prepare, and deliver to the Selling Shareholders, a preliminary Closing Balance Sheet (the "Preliminary Closing Balance Sheet") on a basis consistent with GAAP as previously agreed to by the Parties, and shall take into account the Inventory Adjustment described below. In addition, on or about April 27, 2002, each of the Companies shall conduct a physical inventory (the "Physical Inventory") to identify required changes from the perpetual inventory records maintained by the Companies required to reflect the actual inventory on such dates the inventory is taken and to reflect any valuation adjustments required to write-off obsolete or below-standard quality inventory and to properly value inventory at the lower of cost or net realizable value (the "Inventory Adjustment"). The Shareholders shall be entitled to have a representative present at all times during the Physical Inventory. The Physical Inventory shall be taken on a basis consistent with the past practices of the Companies as described on Schedule 2.3(a). Such Inventory Adjustment shall also take into account any such adjustments with respect to any finished products warehoused on behalf of customers not otherwise considered Inventory. Each of the Selling Shareholders agrees to provide reasonable assistance to Purchaser and its advisors in connection with the preparation of the Preliminary Closing Balance Sheet and to the Companies in the conduct of the physical inventory.

                  (b) The Selling Shareholders shall have thirty (30) calendar days following receipt of the Preliminary Closing Balance Sheet during which to notify Purchaser of any dispute of any item contained in the Preliminary Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute. If the Selling Shareholders do not notify Purchaser of any dispute within such thirty
         (30) calendar-day period, the Preliminary Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet (as hereinafter defined). The Parties shall cooperate in good faith to resolve any


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         dispute as promptly as possible, and upon such resolution, the Final
         Closing Balance Sheet shall be prepared in accordance with the agreement of the Parties.

                  (c) If the Parties are unable to resolve any dispute regarding the Preliminary Closing Balance Sheet within fifteen (15) calendar days (or such longer period as the Parties shall mutually agree in writing) of the notice of a dispute sent by the Selling Shareholders, Purchaser shall engage Deloitte & Touche LLP (the "Arbitrator") to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Arbitrator shall use commercially reasonable efforts to complete its work within sixty (60) calendar days of its engagement. The expenses of the Arbitrator shall be shared equally by Purchaser and by the Selling Shareholders. The Preliminary Closing Balance Sheet as finally determined, by incorporating the resolution of any disputes by the Arbitrator or as otherwise agreed to by the Parties, pursuant to this Section 2.3 is referred to herein as the "Final Closing Balance Sheet".

                  (d) Within ten (10) days after the determination of the Final Closing Balance Sheet, if the amount of the Net Book Value is less than Eighty-Five Million Five Hundred Thousand Dollars ($85,500,000), then the Selling Shareholders shall execute joint written instructions to the Escrow Agent directing the Escrow Agent to deliver to Purchaser an aggregate amount equal to the difference between Eighty-Five Million Five Hundred Thousand Dollars ($85,500,000) and the Net Book Value (the "Book Value Adjustment Amount"). If the Book Value Adjustment Amount is greater than the aggregate amount of the Escrow Funds, then the Selling Shareholders, jointly and severally, agree to pay to Purchaser an amount equal to the difference between the Book Value Adjustment Amount and the aggregate amount of the Escrow Funds, on or before ten (10) days after the determination of the Final Closing Balance Sheet.

         Section 2.4. Registration Rights Agreement. Concurrently herewith, Purchaser and the Selling Shareholders are entering into a Registration Rights Agreement, substantially in the form attached as Exhibit B hereto (the "Registration Rights Agreement").

         Section 2.5. Shareholder Employment and Non-Competition Agreements. Concurrently herewith, each of the Selling Shareholders is entering into an Employment and Non-Competition Agreement with Purchaser in substantially the form attached as Exhibit D hereto (the "Shareholder Employment and Non-Competition Agreement").

         Section 2.6. Key Employee Employment and Non-Competition Agreements. Concurrently herewith, each of the persons listed on Schedule 2.7 hereto are entering into an Employment and Non-Competition Agreement in such forms as are agreed to by the parties thereto.

         Section 2.7. Closing. The closing of the Transaction shall take place at the offices of Sonnenschein, Nath & Rosenthal, 8000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois on the Closing Date.


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                                  ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS AND THE COMPANIES

         Each of the Selling Shareholders, jointly and severally, hereby represents and warrants to Purchaser as follows:

         Section 3.1. Organization. Each of the Companies is a corporation or, in the case of Comark Capital, LLC, a limited liability company duly formed and validly existing under the laws of the State of Illinois. Each of the Companies has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or registered as a foreign corporation or, in the case of Comark Capital, LLC, a foreign limited liability company to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or registered would not have a Shareholder Material Adverse Effect. The Shareholders have made available to the Purchaser true and complete copies of the articles of incorporation, bylaws or similar organizational documents, each as amended to date, of each of the Companies as currently in effect and its corporate record books with respect to actions taken by its shareholders, directors, members or managers. Schedule 3.1 contains a true and complete list of the jurisdictions in which each of the Companies is qualified or registered to do business as a foreign corporation.

         Section 3.2. Authorization.

                  (a) Each of the Shareholders resides in the State of Illinois. Each Shareholder has the power and capacity to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Shareholder in connection with the transactions contemplated by this Agreement (collectively, together with any such documents and instruments to be executed and delivered by any Affiliate of the Shareholders, including the Companies, the "Ancillary Documents") and to perform such Shareholder's obligations under this Agreement and the Ancillary Documents and to consummate the Transaction. The execution and delivery of this Agreement and the Ancillary Documents by each of the Shareholders and the performance by each Shareholder of the obligations hereunder and thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of each Shareholder. This Agreement has been, and the Ancillary Documents will be as of the Closing Date, duly executed and delivered by each Shareholder and do or will, as the case may be, constitute valid and binding agreements of each Shareholder, enforceable against such Shareholder in accordance with their respective terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws, including the Federal Bankruptcy Code, all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors.

                  (b) Each of CI and Investments has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Company is a party and to perform its obligations under this Agreement and the Ancillary Documents and to


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         consummate the Transaction. The execution and delivery of this
         Agreement and the Ancillary Documents by each of the Companies and the performance by each of the Companies of its obligations hereunder and thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary board, shareholder, member and manager action on the part of each of the Companies. This Agreement has been, and the Ancillary Documents will be as of the Closing Date, duly executed and delivered by each of CI and Investments and do or will, as the case may be, constitute the valid and binding agreements of each of CI and Investments, enforceable against each of CI and Investments in accordance with their respective terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws, including the Federal Bankruptcy Code, all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors.

         Section 3.3. Capital Stock. Schedule 3.3 hereto accurately and completely sets forth a complete list of all of the Companies and the capital structure of each of the Companies by listing thereon the number of shares of capital stock or other similar interests of each of the Companies which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock or other similar interests of each of the Companies (a) are duly authorized, validly issued, fully paid and nonassessable,
(b) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, the "Liens") and defects of title whatsoever, (c) are held of record and beneficially owned as set forth on Schedule 3.3, (d) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entity by which the respective Company, at the time of issuance, was bound, and
(e) at the Closing will be transferred to Purchaser free and clear of any Liens. No shares of capital stock or other similar interests of any of the Companies are reserved for issuance or are held as treasury shares, and except as disclosed on Schedule 3.3, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other similar interests of any of the Companies, other than as contemplated by this Agreement; (ii) there are no outstanding contracts or other agreements of any of the Companies, the Shareholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock or other similar interests of any of the Companies, or securities or obligations of any kind convertible into any shares of the capital stock or other similar interests of any of the Companies; (iii) there are no dividends which have accrued or been declared but are unpaid on the capital stock or other similar interests of any of the Companies; and (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any of the Companies. Except as disclosed on
Schedule 3.3 hereto and except for a less than 2% interest in a company registered under the Exchange Act, since December 30,2000, neither of the Selling Shareholders has ever owned, nor does either of the Selling Shareholders currently own, directly or indirectly, any capital stock or other equities, securities or interests in any corporation or in any limited liability company, partnership, joint venture or other association in the same or a related business as the Companies.


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         Section 3.4. Subsidiaries. Except as disclosed on Schedule 3.4 hereto, none of the Companies has ever owned, nor does any of the Companies currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

         Section 3.5. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the Transaction and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents by the Shareholders and the Companies do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the articles of incorporation, bylaws, shareholder agreement or similar constituent document of any of the Companies, (b) except as set forth on Schedule 3.5,
Schedule 3.6(b) and Schedule 3.13, the Company Contracts (as hereinafter defined), (c) any judgment, decree or order of any Governmental Entity to which any of the Companies or either of the Shareholders is a party or by which any of the Companies or either of the Shareholders or any of their respective properties are bound or (d) any statute, law, rule, regulation or arbitration award applicable to any of the Companies or either of the Shareholders. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any of the Companies or either of the Shareholders in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents or the consummation of the Transaction except as required by the HSR Act.

         Section 3.6. Real Property.

                  (a) None of the Companies owns any real property.

                  (b) Schedule 3.6(b) sets forth the addresses of and, where available, a true and complete legal description of the parcels of real property leased by each of the Companies (together with all fixtures and improvements thereon, the "Leased Real Property"). Except as set forth on Schedule 3.6(b), each of the Companies has a valid leasehold interest in its Leased Real Property, free and clear of any Liens.
         Schedule 3.6(b) also identifies with respect to the leases of the Leased Real Property, (i) the date of the leases and any amendments or supplements thereto, (ii) the parties to the leases and (iii) the leases which require the consent of the landlord or any other person in connection with the Transaction.

                  (c) The leases of the Leased Real Property are in full force and effect. None of the Companies has sent or received written notice of any default under the leases of the Leased Real Property. None of the Companies has breached any covenant, agreement or condition contained in any lease of the Leased Real Property, and there has not occurred any event which with the passage of time or the giving of notice or both would constitute such breach by any of the Companies.

                  (d) No portion of the Leased Real Property located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. To the Knowledge of the Shareholders, no portion of the Leased Real Property other than that located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. No Leased Real Property is subject to (i) any governmental decree or order (or, to the Knowledge of the Shareholders, threatened or proposed decree or order) to be sold or taken by public authority or
         (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

                  (e) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. None of the buildings and improvements owned or utilized by any of the Companies that are located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, is constructed of, or contains as a component part thereof, any material which, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. To the Knowledge of the Shareholders, none of the buildings and improvements owned or utilized by any of the Companies other than those that are located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, is constructed of, or contains as a component part thereof, any material which, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There are no condemnation or expropriation or similar proceedings pending or, to the Knowledge of the Shareholders, threatened against any of the Leased Real Property or the improvements thereon.

         Section 3.7. Title to Personal Property; Related Matters. Except as set forth in Schedule 3.7, each of the Companies has or will have good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets primarily used in the operations of such Company, free and clear of all Liens. All such equipment and other items of tangible personal property and assets of each of the Companies are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and, to the Knowledge of the Shareholders, there are no defects or problems with any of such equipment, tangible property or assets. No Person other than each of the Companies owns any equipment or other tangible personal property or assets situated on the premises of such Company or used to conduct the business of such Company, except for the leased items that are subject to the personal property leases set forth on Schedule 3.7. Except in the ordinary course of business consistent with past practice and as set forth on Schedule 3.7, since December 29, 2001, none of the Companies has sold, transferred or disposed of any tangible personal property or assets. Schedule 3.7(a) sets forth a true and complete depreciation schedule used in the preparation of the Financial Statements (as hereinafter defined). Schedule 3.7(b) sets forth a true and complete list and general description of each item of tangible personal property leased or licensed to each of the Companies.

         Section 3.8. Financial Statements. The Shareholders have delivered to Purchaser true and complete copies of (a) the audited combined balance sheets of the Companies at December 29, 2001 and December 30, 2000 and the audited combined statements of operations and income and cash flows of the Companies (in each case including the related notes and schedules thereto) for the periods then ended (collectively, the "Financial Statements"), and (b) the unaudited combined and consolidated balance sheets of the Companies at March 30, 2002 and the unaudited combined and consolidated statements of operations and income and cash flows of the Companies for the periods then ended (collectively, the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies, which books and records are maintained on a basis consistent with the past practice of the Companies. Each of the balance sheets included in the Financial Statements and the Interim Financial Statements (including the related notes and schedules) fairly presents the financial position of the Companies as of the date of such balance sheet, and each of the statements of operations and income and cash flows included in such statements (including the related notes and schedules) fairly presents the results of operations and income and changes in cash flows, as the case may be, of the Companies for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved. Since December 29, 2001, there has been no change in any of the accounting (and tax accounting) policies, practices or procedures of the Companies.

         Section 3.9. No Undisclosed Liabilities. Except as disclosed in
Schedule 3.9, none of the Companies has any liabilities or obligations, including deferred tax liabilities (whether absolute, contingent or otherwise), which are not set forth on or adequately provided for in the audited balance sheet referred to in Section 3.8 at December 29, 2001, except (i) liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of business consistent with past practice and are not (singly or in the aggregate) material to any of the Companies and (ii) liabilities set forth in the executory portions of the Company Contracts.

         Section 3.10. Absence of Certain Changes. Since December 29, 2001 and except as set forth in Schedule 3.10, there has not been any event which, individually or in the aggregate, constitutes a Shareholder Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.10, since December 29, 2001, none of the Companies has done any of the following (and the Shareholders have not caused any of the Companies to do any of the following):

                  (a) authorized for issuance, issue or deliver any additional shares of its capital stock or similar interests or securities convertible into or exchangeable for shares of its capital stock or similar interests, or issued or granted any right, option or other commitment for the issuance of shares of its capital stock or similar interests or of such securities, or split, combined or reclassified any shares of its capital stock or similar interests;

                  (b) amended or modified its charter documents;

                  (c) declared any dividend, paid or set aside for payment any dividend or other distribution or made any payment to any related parties other than the payment of salaries in the ordinary course of business consistent with past practice;

                  (d) created any subsidiary, acquired any capital stock or other equity securities of any corporation or acquired any equity or ownership interest in any business or Person;

                  (e) created, disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright, including any of the Intellectual Property, or disposed of or disclosed to any Person, any trade secret, formula, process, technology or know-how not heretofore a matter of public knowledge;

                  (f) (i) sold any assets, other than goods sold in the ordinary course of business consistent with past practice, (ii) created, incurred or assumed any indebtedness for borrowed money whether or not secured by real or personal property, (iii) granted, created, incurred or suffered to exist any Liens on any real or personal property of the Companies which did not exist on December 29, 2001, (iv) incurred any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice, (v) written-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (vi) written-down the value of any asset or investment on its books or records, except for depreciation and amortization in the ordinary course of business consistent with past practice, (vii) cancelled any debt or waived any claims or rights, or (viii) made any commitment for any capital expenditure in excess of $100,000 in the case of any single expenditure or $500,000 in the case of all capital expenditures;

                  (g) increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants, except in the ordinary course of business consistent with the past practice;

                  (h) adopted, amended or terminated any Company Benefit Plan or increased the benefits provided under any Company Benefit Plan, or promised or committed to undertake any of the foregoing in the future;

                  (i) amended or terminated any existing employment, severance, consulting, or other compensation agreement or entered into any new employment, severance, consulting or other compensation agreement, except in the ordinary course of business consistent with past practice;

                  (j) increased any reserves for contingent liabilities;

                  (k) made any change in accounting methods or principles;

                  (l) authorized, committed or agreed to take, any of the foregoing actions; or

                  (m) made, adopted or terminated any elections for federal or state income tax purposes.

         Section 3.11. Legal Proceedings. Except as set forth in Schedule 3.11, there are no suits, actions, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of the Shareholders, threatened against, relating to or involving any of the Companies or any real or personal property of any of the Companies before any Governmental Entity or other third party. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Shareholder Material Adverse Effect. None of the Companies is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

         Section 3.12. Compliance with Law. Each of the Companies is and has been in compliance with all material applicable laws, ordinances, regulations and orders of any Governmental Entity. Except as set forth in Schedule 3.12, (i) none of the Companies nor any of its respective officers or directors has been charged with or, to the Knowledge of the Shareholders, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity, (ii) none of the Companies is a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity or other formal or informal agreement with a Governmental Entity or enforcement action by a Governmental Entity and
(iii) each of the Companies has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or before the date hereof.

         Section 3.13. Company Contracts. Schedule 3.13 sets forth a true and complete list of the following contracts to which any of the Companies is a party (the "Company Contracts"):

                  (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any of the Companies;

                  (b) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

                  (c) all contracts or agreements which limit or restrict any Company or any of their respective employees that have the title of director or such other higher position from engaging in any business in any jurisdiction;

                  (d) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets requiring payment by any Company (whether something is a fixed asset shall be determined in accordance with the Companies' fixed asset capitalization policy);

                  (e) any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the Transaction;

                  (f) any contract or agreement granting any Person a Lien on all or any part of any assets;

                  (g) any contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

                  (h) any contract or agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

                  (i) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on thirty (30) calendar days or less notice;

                  (j) any contract or agreement for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

                  (k) any contract providing for the indemnification or holding harmless of any officer, director, employee or other Person;

                  (l) any joint venture or partnership contract or other contract providing for the sharing of profits;

                  (m) any outstanding power of attorney empowering any Person to act on behalf of any of the Companies;

                  (n) any product warehousing agreements for the benefit of customers; and

                  (o) all existing contracts and commitments (other than those described in subparagraphs (a) through (n) of this Section 3.13) to which any Company is a party or by which its respective properties or assets are bound (i) involving an annual commitment or annual payment to or from such entity of more than $100,000 individually or (ii) that is material to any Company.

True and complete copies of all Company Contracts have been made available to Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company which is a party and, to the Knowledge of the Shareholders, each other party to such Company Contracts. There are no existing defaults or breaches of a Company under any Company Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Shareholders, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Company Contract. None of the Companies is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to any such entity or the real or personal property of any such entity other than the extension of naturally expiring Company Contracts on the same terms and conditions as the original agreement or as otherwise disclosed in
Schedule 3.13. Schedule 3.13 identifies with a footnote or other appropriate means each Company Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the Transaction, including any deemed assignment or change in control provision.

         Section 3.14. Tax Returns; Taxes.

                  (a) Except as otherwise disclosed in Schedule 3.14(a): (i) all Tax Returns of any of the Companies required to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects (except that the S corporation income tax returns are correct and complete in all material respects) and have been prepared in substantial compliance with all applicable laws and regulations; (ii) all Taxes, deposits or other payments for which any of the Companies may have any liability through the date hereof (whether or not shown on any Tax Return), have been paid in full or are accrued for as liabilities for Taxes on the books and records of the Companies; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any of the Companies were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns by a Governmental Entity have been paid in full, accrued on the books of the Companies, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or to the Knowledge of the Shareholders, threatened, and no audit or investigation of any Tax Return by a Governmental Entity is currently underway, pending or, to the Knowledge of the Shareholders, threatened;
         (vi) since December 31, 1999, no claim has ever been made by an authority in a jurisdiction in which any of the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of any of the Companies for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any of the Companies or any other matter pending between any of the Companies and any taxing authority;
         (ix) none of the Companies has filed a consent under Section 341(f) of the Code; (x) none of the Companies has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) none of the Companies is a party to any Tax allocation or sharing agreement; (xii) none of the Companies has been a member of an affiliated group filing a consolidated U.S. federal income tax return; and (xiii) none of the Companies has any liability for the Taxes of any Person (other than a Company or a subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (b) Except as set forth in Schedule 3.14(b), the Shareholders have delivered to Purchaser true and complete copies of all income Tax Returns (together with any agent's reports and any accountants' work papers) relating to the operations of each of the

         Companies for the years ending January 1, 2000, December 30, 2000, December 29, 2001.

                  (c) "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which any of the Companies may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity. "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including any estimated returns and reports of every kind, with respect to Taxes.

                  (d) Except as set forth in Schedule 3.14(d), (i) each Company (and any predecessor thereof) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and will continue to be an S corporation up to and including the Closing Date; (ii) none of the Companies will be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Companies' assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election (as hereinafter defined); (iii) no Company has, in the past ten (10) years, (x) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (y) acquired the stock of any corporation which is a qualified subchapter S subsidiary; (iii) Schedule 3.14(d)(iii) identifies, with respect to each of the Companies, each state and local jurisdiction in which such entity is subject to income Tax and indicates whether such entity is treated as an S corporation for state and local income Tax purposes; and (iv) Schedule 3.14(d)(iv) identifies, with respect to each of the Companies, each state and local jurisdiction in which such entity files sales and/or use tax collection returns.

                  (e) Schedule 3.14(e) identifies each Company that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each such Company so identified has been a "qualified subchapter S subsidiary" at all times since the date shown on Schedule 3.14(e) up to and including the Closing Date.

                  (f) The unpaid Taxes of each Company (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the most recent balance sheet included in the Interim Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company.

         Section 3.15. Officers and Employees. Schedule 3.15 contains a true and complete list of (a) all of the officers of each of the Companies, specifying their position, annual rates of compensation, date of hire, work location, length of service and the allocation of amounts paid and other benefits provided to each of them, respectively, and any other information reasonably requested by Purchaser, (b) all of the employees (whether full-time, part-time or otherwise) of each of the Companies as of April 19, 2002, specifying their position, annual salary or hourly wages, date of hire, work location, length of service or hours of service and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees and any other information reasonably requested by Purchaser, and (c) all independent contractors and temporary agencies used by the Companies in which such independent contractors or temporary agencies were paid in the aggregate at least $50,000 for the year ending December 29, 2001. Except as set forth on Schedule 3.15, none of the Companies is a party to or bound by any employment contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect to any officer, employee or former employee, consultant or independent contractor (collectively, the "Employment Agreements"). The Shareholders have provided to Purchaser true and complete copies of each such Employment Agreement. None of the Companies nor either of the Shareholders has received a claim from any Governmental Entity to the effect that any of the Companies has improperly classified as an independent contractor any person named on Schedule 3.15. Except as set forth on Schedule 3.15, none of the Companies nor either of the Shareholders has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transaction or otherwise.

         Section 3.16. Company Benefit Plans.

                  (a) The term "Company Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any of the Companies or to which any of the Companies makes or has made, or has or has had an obligation to make, contributions at any time. Schedule 3.16 contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by any of the Companies within the last six calendar years. Each Company Benefit Plan currently in effect is identified as a "current plan" on such schedule and any special tax status enjoyed by such plan is noted on such schedule.

                  (b) The term "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

                  (c) The term "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Person (whether incorporated or unincorporated), that together with any, some or all of the Companies would be deemed a "single employer" within the meaning of Section 414 of the Code, (an "ERISA Affiliate"), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

                  (d) Except as set forth in Schedule 3.16,

                           (i) With respect to each Company Benefit Plan
                  identified on Schedule 3.16, the Shareholders have delivered or made available to Purchaser true and complete copies of the most recent plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements, all professional opinions from the most recent three years (whether or not internally prepared) regarding such plans, all current contracts with any parties providing services or insurance to such plan, all material internal memoranda from the most recent three years regarding such plans, copies of material correspondence with any Governmental Entity from the most recent three years, the most recent plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations ("Applicable Benefit Laws"), the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code, and such other documentation with respect to any Company Benefit Plan as is reasonably requested by Purchaser.

                           (ii) Each of the Companies has maintained all
                  employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and complete and is maintained in a usable form.

                           (iii) No Company Benefit Plan or ERISA Affiliate Plan
                  is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. None of the Companies, an ERISA Affiliate or a predecessor in interest of any of them has or has had an obligation to reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. None of the Companies has terminated or withdrawn from or sought a funding waiver with respect to, and no facts exist which could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, any Company

                  Benefit Plan which is subject to Title IV of ERISA. None of the Companies has incurred, and no facts exist which reasonably could be expected to result in, liability to any Company as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan.

                           (iv) Each Company Benefit Plan has been established,
                  registered, qualified, invested, operated and administered in all respects in accordance with its terms in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between each of the Companies and its respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. None of the Companies has incurred, and no facts exist which reasonably could be expected to result in any liability to any of the Companies with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

                           (v) All obligations regarding each Company Benefit
                  Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan. No taxes, penalties, fees or interest are owing under any Company Benefit Plan.

                           (vi) No fact or circumstance exists that could
                  adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of
                  Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under
                  Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

                           (vii) The assets of each Company Benefit Plan are
                  reported at their fair market value on the financial statements of each such plan.

                           (viii) No Company Benefit Plan provides medical,
                  surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of any of the Companies or any predecessor in interest of any such entity for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by Applicable Benefit Law and only to the extent required under such law.

                           (ix) All contributions or premiums required to be
                  made by any of the Companies under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made as required by Applicable Benefit Laws and the terms of the Company Benefit Plan. Contributions or premiums will be paid by each of the Companies for the period up to the Closing Date even though not otherwise required to be made until a later date.

                           (x) No insurance policy or any other contract or
                  agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

                           (xi) There have been no improper withdrawals,
                  applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and none of the Companies nor any of their agents has been in breach of any fiduciary obligation or committed any prohibited transaction with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

                           (xii) Each of the Companies has the respective right
                  under the terms of each applicable Company Benefit Plan and under Applicable Benefit Law to unilaterally amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of such Company, and no additional contributions would be required to properly effect such termination. No termination or partial termination of any Company Benefit Plan has occurred nor has a notice of intent to terminate any Company Benefit Plan been issued.

                           (xiii) Except as set forth on Schedules 3.10 and
                  3.13, the execution, delivery and performance of, and consummation of the Transaction will not (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any of the Companies to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

                           (xiv) None of the Companies has made any payments,
                  nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate such entity to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

                           (xv) There are no pending, or to the Knowledge of the
                  Shareholders, threatened or anticipated claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Company Benefit Plan, by any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any of the Companies or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entity or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

                           (xvi) Each Company Benefit Plan that is a group
                  health plan has complied with the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and with the Health Insurance Portability and Accountability Act of 1996, and applicable regulations issued thereunder.

         Section 3.17. Labor Relations. Except as set forth in Schedule 3.17 and since April 1, 2000,

                  (a) the employees of each of the Companies have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the United States National Labor Relations Board ("NLRB") or certified or voluntarily recognized by any other Governmental Entity;

                  (b) none of the Companies has been, and none of the Companies is a signatory to a collective bargaining agreement with any trade union, labor organization or group;

                  (c) no representation, election, petition or application for certification has been filed by employees of any of the Companies or is pending with the NLRB or any other Governmental Entity and, to the Knowledge of the Shareholders, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any of the Companies has occurred, is in progress or is threatened;

                  (d) none of the Companies has engaged in any unfair labor practice and none of the Companies is aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against such Company or any trade union, labor union, employee organization or labor organization representing the employees of such Company;

                  (e) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed with a Governmental Entity, or to the Knowledge of the Shareholders, threatened against any of the Companies;

                  (f) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of any of the Companies has occurred, is in progress or, to the Knowledge of the Shareholders, has been threatened;

                  (g) no breach of a collective bargaining agreement and/or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies and/or any trade union, labor union, employee organization or labor organization representing the employees of the Company;

                  (h) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed and remains currently pending or, to the Knowledge of the Shareholders, threatened against any of the Companies under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance;

                  (i) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed and remains currently pending or, to the Knowledge of the Shareholders, is currently threatened against any of the Companies under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), ERISA or any other federal law or comparable state fair employment practices act or foreign law;

                  (j) if any of the Companies is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

                  (k) no citation has been issued by the Occupational Safety and Health Administration ("OSHA") against any of the Companies and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any of the Companies has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies under OSHA or any other applicable law relating to occupational safety and health;

                  (l) no workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies;

                  (m) no investigation or citation of any of the Companies has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies under federal or foreign immigration law;

                  (n) within the past 180 days, none of the Companies has taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act ("WARN") or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law and there are no claims currently pending concerning the foregoing;

                  (o) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any of the Companies and its respective employees has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any of the Companies under any applicable law;

                  (p) each of the Companies is and has been in compliance with workers' compensation laws and insurance requirements;

                  (q) each of the Companies is and has been in compliance with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the "Labor Laws");

                  (r) none of the Companies is currently liable for any judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws;

                  (s) the Shareholders have provided Purchaser with a copy of each policy of each of the Companies for providing leaves of absence under the FMLA and Schedule 3.17 sets forth the conditions for FMLA leave; and

                  (t) each of the Companies has paid or accrued all current assessments under workers' compensation legislation, and none of the Companies has been subject to any special or penalty assessment under such legislation which has not been paid.

         Section 3.18. Insurance Policies. Schedule 3.18 contains a true and complete list of all insurance policies carried by or for the benefit of each of the Companies, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Each of the Companies maintains, and has maintained for the past six years, insurance with insurers for the business and assets of each such entity against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient. All insurance policies and bonds with respect to the business and assets of each of the Companies are in full force and effect and will be maintained in full force and effect as they apply to any matter, action or event occurring through the Closing Date, and none of the Companies has reached or exceeded its respective policy limits for any insurance policies in effect at any time during the past five (5) years.

         Section 3.19. Environmental, Health and Safety Matters. Except as set forth in Schedule 3.19:

                  (a) each of the Companies possesses, and is in full compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal laws, statutes, by-laws and regulations relating to protection of the environment, pollution control, product registration and Hazardous Materials ("Environmental Laws"), and each of the Companies is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

                  (b) none of the Companies has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar foreign, state or local statute or ordinance from any governmental agency or any third party and there are no facts or circumstances which could form the basis for the assertion of any claim against any of the Companies under any Environmental Laws including CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

                  (c) none of the Companies has entered into or agreed to enter into any consent decree or order, and none of the Companies is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

                  (d) none of the Companies has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five (5) years;

                  (e) none of the Companies is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any of the Companies or their respective employees, agents or representatives or arising out of the ownership, use, control or operation by any of the Companies of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by such Company) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                  (f) the Shareholders have heretofore made available to Purchaser true and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters;

                  (g) none of the Companies has paid any fines, penalties or assessments or failed to pay any fines, penalties or assessments within the last five (5) years with respect to environmental matters;

                  (h) none of the Leased Real Property located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, improvements or equipment of any of the Companies contains or, during the Companies' ownership or use thereof, has ever contained any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such Leased Real Property, improvements or equipment;

                  (i) to the Knowledge of the Shareholders, none of the Leased Real Property other than that located at 444 Scott Drive, Bloomingdale, Illinois or at 1560 or 1600 Hunter Court, Hanover Park, Illinois, contains or, during the Companies' ownership or use thereof, has ever contained any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such Leased Real Property, improvements or equipment; and

                  (j) none of the Companies has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws.

         Section 3.20. Intellectual Property; Software.

                  (a) Schedule 3.20(a) sets forth a true and complete list of all copyrights, trade names, trademarks, trade secrets, service marks or patents (or applications therefor) which are used by any of the Companies or as to which any such entity claims or could claim an ownership interest or as to which any such entity is a licensee or licensor (the "Intellectual Property") and the jurisdictions where each is registered (if any). Each of the Companies has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. Except as set forth on Schedule 3.20, neither the use of such Intellectual Property nor the conduct of any of the Companies in accordance with each such entity's past practice misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. Except as set forth on Schedule 3.20, no party has filed a claim (or, to the Knowledge of the Shareholders, threatened to file a claim) against any of the Companies alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party and none of the Companies has violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret held by others. None of the Companies has received notice from any third party claiming any right, title or interest in the Intellectual Property.

                  (b) Schedule 3.20(b) sets forth a true and complete list of:
         (i) all material software owned by each of the Companies (the "Company Proprietary Software"); (ii) all material software (other than Company Proprietary Software) used by each of the Companies (the "Company Licensed Software" and, together with the Company Proprietary Software, the "Company Software"); and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by each of the Companies.

                  (c) Each of the Companies has exclusive right, title and interest in and to its respective Company Proprietary Software. Each of the Companies has developed its respective Company Proprietary Software through such entity's own efforts, as described in Section 3.20(e), and for its own account, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Software does not breach any terms of any license or other contract between any of the Companies and any third party. Each of the Companies is in compliance with the terms and conditions of all license agreements relating to the Company Licensed Software.

                  (d) The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

                  (e) The Company Proprietary Software and the Intellectual Property owned by each of the Companies were: (i) developed by the Shareholders or by the employees of the Company working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Company Proprietary Software and owned Intellectual Property; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software or owned Intellectual Property. None of the Companies has received notice from any third party claiming any right, title or interest in the Company Proprietary Software or owned Intellectual Property. Prior to the Closing, the Shareholders will transfer to the Company any Intellectual Property that is used in the conduct of the Company's operations and is owned by the Shareholders.

                  (f) None of the Companies has granted rights in the Company Software to any third party.

         Section 3.21. Transactions with Affiliates. Except as set forth in
Schedule 3.21, no Shareholder, officer or director of any of the Companies, or any person with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of any of the Companies has any interest in: (a) any contract, arrangement or understanding with, or relating to, any of the Companies or the properties or assets of any of the Companies; (b) any loan, arrangement, understanding, agreement or contract for or relating to any of the Companies or the properties or assets of any of the Companies; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any of the Companies.
Schedule 3.21 also sets forth a complete list of all accounts, notes and other receivables and accounts payable owed to any Affiliate by any of the Shareholders or any of the Companies or due from any Affiliate to any of the Shareholders or any of the Companies, and a list of all employees of any of the Companies or their Affiliates who are related (including through marriage) to the Selling Shareholders, together with their title, length of employment and compensation.

         Section 3.22. Nondisclosed Payments. None of the Companies nor any of their respective employees that have the title of director or such other higher position, has made or received any payments not correctly categorized and accurately disclosed in the books and records of the Companies in connection with or in any way relating to or affecting any of the Companies.

         Section 3.23. Sufficiency of Assets; Customer and Supplier Relations; Inventory.

                  (a) Except as set forth on Schedule 3.23, the assets and properties currently owned and operated by each of the Companies, as set forth in the Financial Statements and the Interim Financial Statements, constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of such Company in the manner in which such business is currently being conducted and has been conducted in the past.

                  (b) Schedule 3.23 contains a complete and accurate list of the names and addresses of the Significant Customers (as hereinafter defined) and Significant Suppliers (as hereinafter defined) of each of the Companies as of the date hereof. Each of the Companies maintains good relations with each of its material customers and suppliers, and, to the Knowledge of the Shareholders, no event has occurred with the relations with any such customer or supplier that individually or in the aggregate would have a Shareholder Material Adverse Effect on any of the Companies. None of the Companies has received any notice, and to the Knowledge of the Shareholders there is no evidence, to the effect that any Significant Customer or Significant Supplier may terminate or materially alter its business relations with any of the Companies, either as a result of the Transaction or otherwise. As used herein, "Significant Customer" means any of the ten largest customers of each of the Companies, measured in terms of sales volume in dollars for the year ended December 29, 2001. As used herein, "Significant Supplier" means any supplier of any of the Companies from whom such Company has purchased $1,000,000 or more of goods during the year ended December 29, 2001.

                  (c) All Inventory of the Companies consists of a quality and quantity usable and salable in the ordinary course of business net of any reserves set forth on the Interim Financial Statements. All inventories not written off have been priced at the moving weighted average cost. The net quantities of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

         Section 3.24. Notes; Accounts Receivable; Accounts Payable;
Indebtedness.

                  (a) Notes. All notes receivable of each of the Companies owing by any director, officer or employee of the Company or by the Shareholders or Affiliates of any of them have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

                  (b) Accounts Receivable. The Shareholders have delivered to Purchaser a schedule of the accounts receivable of each of the Companies as of March 30, 2002 (the "Receivables") showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth in
         Schedule 3.24(b), to the Knowledge of the Shareholders, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors. Except as set forth in Schedule 3.24(b), all Receivables which are reflected on the most recent balance sheets included in the Interim Financial Statements (or which will be reflected on the Final Closing Balance Sheet) (net of any reserves shown thereon) (i) are valid, existing and represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (ii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances outside the ordinary course of business. Except as set forth in Schedule 3.24(b), all such Receivables are current, and the Companies have not received notice of any disputes regarding the collectibility of any such Receivables; and none of the Companies has factored or assigned any of its Receivables.

                  (c) Accounts Payable. The accounts payable of each of the Companies which are reflected on the most recent balance sheets included in the Interim Financial Statements (or which will be reflected on the Final Closing Balance Sheet) arose from bona fide transactions in the ordinary course of business.

                  (d) Indebtedness. Except as set forth in Schedule 3.24(d), none of the Companies has any indebtedness for borrowed money.

         Section 3.25. Licenses and Permits. Schedule 3.25 is a true and complete list of all material notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") held by each of the Companies and issued by, or submitted by the Company to, any Governmental Entity or other Person. Each of the Companies owns or possesses all of the Licenses which are necessary or required to enable it to carry on its operations as presently conducted. All Licenses are valid, binding, and in full force and effect. No License has been revoked, conditioned or restricted. Except as set forth on Schedule 3.25, the execution, delivery and performance of this Agreement and the consummation of the Transaction will not adversely affect any License. Each of the Companies has taken all necessary action to maintain each of its respective Licenses, except where the failure to so act is not likely to have an adverse effect on such entity. No loss, restriction or expiration of any License is pending, or, to the Knowledge of the Shareholders, threatened or reasonably foreseeable (other than expiration upon the end of any term) and no action or other process is pending, which in any way seeks to condition any License.

         Section 3.26. Ethical Practices. None of the Companies nor any of their respective employees that have the title of director or such other higher position has offered or given, and to the Knowledge of the Shareholders there is no evidence of any Person that has offered or given, on the Companies' behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a Governmental Entity; or (iii) any other Person, in any such case where such payment would violate any applicable law or ethical guideline or would constitute a bribe, kickback or illegal or improper payment to assist any of the Companies in obtaining or retaining business for, or with, or directing business to, any Person.

         Section 3.27. Bank Accounts. Schedule 3.27 sets forth a true and complete list and description of the bank accounts, lock box accounts and other accounts maintained by or for the benefit of each of the Companies.

         Section 3.28. Brokers, Finders and Investment Bankers. Except as set forth on Schedule 3.28, none of the Shareholders, the Companies or any of their respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the Transaction.

         Section 3.29. Investment Representation; Accredited Investor. Each of the Shareholders is acquiring the shares of Purchaser Common Stock for its own account for purposes of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person. Each of the Shareholders acknowledges that the sale of the shares of Purchaser Common Stock has not been registered under applicable laws (including the Securities Act, and any state, local or foreign securities laws) and that such shares may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all applicable law. Each of the Shareholders acknowledges that the certificates representing the shares of Purchaser Common Stock will bear a restrictive legend and that such shares may only be transferred following the removal of such legend by Purchaser. Each of the Shareholders is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each of the Shareholders had had an opportunity to discuss Purchaser's business, management and financial affairs with Purchaser and its management team. Each of the Shareholders has such knowledge and experience in financial and business matters, or has been adequately advised by financial representatives, that such Shareholder is capable of evaluating the merits and risks of the Acquiror Shares. Each of the Shareholders has received and reviewed the Supplemental Disclosure, dated as of the date hereof, provided to the Shareholders by Purchaser.

         Section 3.30. Disclosure. No representation, warranty or covenant made by the Shareholders in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to each of the Selling Shareholders as follows:

         Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the subsidiaries of Purchaser (the "Purchaser Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Purchaser Subsidiaries is a duly qualified or registered as a foreign corporation to transact business under the laws of and in each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so duly qualified or licensed and in good standing would not have a Purchaser Material Adverse Effect.

         Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations under this Agreement and the Ancillary Documents and to consummate the Transaction. The execution and delivery of this Agreement and the Ancillary Documents by Purchaser, the performance by Purchaser of its obligations under this Agreement and the Ancillary Documents, and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been and, as of the Closing Date, the Ancillary Documents will be, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws, including the Federal Bankruptcy Code, all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors.

         Section 4.3. Governmental Approvals. No consent from or with any Governmental Entity on the part of Purchaser or any of the Purchaser Subsidiaries is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the Transaction other than (i) filings with the SEC, state securities laws administrators and the NASD, (ii) filings under the HSR Act, and (iii) those consents that, if they were not obtained or made, do not or would not reasonably be expected to have a Purchaser Material Adverse Effect.

         Section 4.4. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the Transaction and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the certificate of incorporation, bylaws or similar constituent document of Purchaser, (b) any material contract to which Purchaser is a party, except for any lender approval required under the Purchaser's credit documents, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which Purchaser or any of its properties is bound or (d) any statute, law, rule or regulation applicable to Purchaser, except for compliance with the applicable requirements of the HSR Act, and except in the case of clauses (b), (c) or (d) for any such conflict, breach, default, loss or acceleration which would not materially adversely affect the ability of Purchaser to consummate the Transaction.

         Section 4.5. Securities Filings. Purchaser has made available to Selling Shareholders true and complete copies of (i) its Annual Reports on Form 10-K, for the years ended December 31, 1999, 2000 and 2001, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Purchaser since January 1, 1999, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since January 1, 1999. The reports and statements set forth in clauses (i) through (iii), above are referred to collectively as the "SEC Reports." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Securities Exchange Act or the Securities Act, as applicable. No event has occurred as a consequence of which Purchaser would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC.

         Section 4.6. Absence of Certain Changes or Events. Except as set forth in the SEC Reports or in Schedule 4.6 attached hereto, since December 31, 2001, through the date of this Agreement and the Closing Date, there has not been any event, occurrence or circumstance that would have a Purchaser Material Adverse Effect.

         Section 4.7. No Undisclosed Liabilities. Purchaser and the Purchaser Subsidiaries do not have any liabilities or obligations whatsoever, whether accrued, contingent or otherwise, and Purchaser knows of no basis for any claim against Purchaser or any Purchaser Subsidiary for any liability or obligation, except (i) to the extent set forth or reflected in the SEC Reports or the Purchaser's financial statements, (ii) to the extent expressly set forth on any Schedule attached hereto or otherwise as described in this Article IV, (iii) liabilities or obligations incurred in the normal and ordinary course of business since December 31, 2001 or (iv) those incident to transactions previously disclosed to Selling Shareholders, and except, in each case, for any deviations from the foregoing which individually or in the aggregate do not and would not reasonably be expected to have a Purchaser Material Adverse Effect.

         Section 4.8. Contracts. Neither Purchaser nor any Purchaser Subsidiary is a party to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("Purchaser Material Contract") required to be described in or filed as an exhibit to any SEC Reports that is not described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. All such Purchaser Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws, including the Federal Bankruptcy Code, and all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors.

         Section 4.9. Disclosure. No representation and warranty of Purchaser herein or in the Ancillary Documents and no information contained in the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

         Section 4.10 Selling Shareholders' Representations and Warranties. To the Knowledge of Purchaser, no representation or warranty of the Selling Shareholders is untrue or incorrect as of the Closing Date. In any dispute regarding indemnification of the Purchaser Indemnified Parties pursuant to
Article VIII hereof, if the Selling Shareholders seek to avoid indemnification based upon the first sentence of this Section 4.10, then the Selling Shareholders shall have the burden of proving that, with respect to the representation or warranty of the Selling Shareholders that is the subject of such dispute, the first sentence of this Section 4.10 was untrue or incorrect as of the Closing Date.

                                   ARTICLE V.
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties will each use their reasonable best efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all consents required with respect to the Transaction and all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

                  (a) Each of the Parties as promptly as practicable will effect all necessary registrations and filings with any appropriate Governmental Entity and will take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the Transaction (except that Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect Purchaser or the Company, the properties and assets of Purchaser or the Company or the Transaction). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the Transaction.

                  (b) Each of the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Notwithstanding anything to the contrary in this Section 5.1, in connection with any such proceedings, Purchaser shall not be required (i) to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Transaction, or (ii) to agree to any restriction on the conduct of its business, to make any material monetary expenditure, to commence or be a plaintiff in any litigation or to offer or to grant any material accommodation (financial or otherwise) to any third Person, including to offer for sale of any part of the assets of the Companies or any of the other business or assets of Purchaser.

                  (c) If any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transaction or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable best efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the Transaction.

         Section 5.2. Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the Transactions to the financial community, any Governmental Entity, employees, customers or the general public and shall agree upon the timing and text of any such announcement prior to its release.

         Section 5.3. Certain Tax Matters.

                  (a) At the Purchaser's option, the Companies and each of the Selling Shareholders will join with Purchaser in making a timely (that is, as soon as practicable but no later than the 15th day of the 9th month beginning after the month containing the Closing Date) election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares of the Companies hereunder (a "Section 338(h)(10) Election"). Selling Shareholders and the Companies will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns for the period including the Closing Date to the extent required by applicable law and shall pay any Tax as a result thereof. Selling Shareholders shall also pay any Tax imposed on the Companies attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under U.S. Treasury Regulation Section 1.338(h)(10)-1(d)(5), or
         (iii) any state, local or foreign Tax imposed on the Companies' gain, and Selling Shareholders shall indemnify Purchaser, the Companies and their subsidiaries against any adverse consequences rising out of any failure to pay any such Taxes.

                  (b) Purchaser and Selling Shareholders agree that the Purchase Price and the liabilities of the Companies and their qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Companies and their qualified subchapter S subsidiaries for all purposes (including Tax and financial accounting) in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder. Purchaser will be responsible for making the determination of such allocations and Seller will accept such allocations and such acceptance will not be unreasonably withheld. Such allocation shall be finalized within 30 days following determination of the Final Closing Balance Sheet. Purchaser, the Companies and the Selling Shareholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (c) The Companies and the Selling Shareholders will not revoke the Companies' election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Companies and Selling Shareholders will not take or allow any action not otherwise permitted under this Agreement, that would result in the termination of the Companies' status as validly elected S corporations and qualified subsidiary S corporations within the meaning of Sections 1361 and 1362 of the Code.

                  (d) Selling Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Purchaser agrees to fully cooperate with the Selling Shareholders and their accountants so that such Tax Returns can be filed and to provide information related to any prior Tax Returns or tax matters, which cooperation includes allowing the Selling Shareholders and their accountants to have access to the books and records of the Companies. Selling Shareholders shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent required or permitted by applicable law, Selling Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Companies to the Selling Shareholders for such periods. Selling Shareholders shall reimburse Purchaser for any Taxes of the Companies with respect to such periods within fifteen (15) days after payment by Purchaser or the Companies of such Taxes to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet.

                  (e) For the period between the date commencing on January 1, 2002 and ending on the Closing Date, the items of income, gain, deduction or loss of the Companies for the subchapter S corporation short taxable years should be determined based on the closing of the books method pursuant to Sections 1362(e)(6)(C) and (D) of the Code and U.S. Treasury Regulation Section 1.1362-3 as modified by U.S. Treasury Regulation Section 1.338(h)(10)-1(d)(3)(i).

                  (f) All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

                  (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Selling Shareholders when due, and Selling Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, unless the incidence of any such tax falls, by law, on the Purchaser, in which case Purchaser shall pay such tax.

         Section 5.4. Personal Guarantees. Purchaser shall cause, within 60 days from the Closing Date, IBM Credit Corporation to release Selling Shareholders from their obligations pursuant to the those certain agreements entitled Guaranty (by individual) to IBM Credit Corporation dated August 30, 1989 (the "Personal Guarantees"). Until IBM Credit Corporation releases the Selling Shareholders from the Personal Guarantees, the Companies shall not exceed $20,000,000 outstanding on the line of credit with IBM Credit Corporation.

                                   ARTICLE VI.
                                CLOSING MECHANICS

         Prior to, or concurrent with, the consummation of the Transaction:

         Section 6.1. Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Shareholder Material Adverse Effect or a Purchaser Material Adverse Effect.

         Section 6.2. Antitrust Approvals. The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

         Section 6.3. Intentionally Omitted.

         Section 6.4. Opinions of Counsel. Purchaser shall have received an opinion of Sonnenschein Nath & Rosenthal, counsel to the Selling Shareholders, dated as of the Closing Date, in substantially the form attached as Exhibit E. The Selling Shareholders shall have received an opinion of Quarles & Brady Streich Lang LLP, counsel to Purchaser, dated as of the Closing Date, in substantially the form attached as Exhibit F.

         Section 6.5. Shareholder Employment and Non-Competition Agreement. Each of the Selling Shareholders shall have executed the Shareholder Employment and Non-Competition Agreement.

         Section 6.6. Key Employee Employment and Noncompetition Agreement. Each of the key employees listed on Schedule 2.7 shall have executed an Employment and Noncompetition Agreement effective as of the Closing Date, acceptable to Purchaser.

         Section 6.7. Other Selling Shareholders Closing Documents. The Selling Shareholders shall have delivered, or caused to be delivered, to Purchaser the following:

                  (a) Stock Certificates representing the Shares duly endorsed in blank by the Selling Shareholders with signatures guaranteed or accompanied by Assignments Separate From Certificate executed by each of the Selling Shareholders with signatures guaranteed;

                  (b) resignations and releases, effective as of the Closing Date, of the officers and directors of each of the Companies;

                  (c) a certificate by the Secretary or any Assistant Secretary of each Company, dated as of the Closing Date, as to (1) the good standing of such Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (2) the genuineness and completeness of the copies of the Companies' charter documents, and the lack of further amendments to such documents, and
         (3) the authenticity and effectiveness of any board or shareholder resolutions of such Company passed in connection with this Agreement, the Ancillary Documents and the Transaction;

                  (d) the organizational record books, minute books and corporate seal of each of the Companies; and

                  (e) all other documents required to be entered into by the Selling Shareholders pursuant to this Agreement or reasonably requested by Purchaser to consummate the Transaction and such other closing certificates or deliveries as the parties may agree.

         Section 6.8. Other Purchaser Closing Documents. Purchaser shall have delivered, or caused to be delivered, to the Shareholders the following:

                  (a) a certificate by the Secretary or any Assistant Secretary of Purchaser, dated as of the Closing Date, as to (1) the good standing of Purchaser in its jurisdiction of incorporation and (2) the effectiveness of any board or shareholder resolutions of Purchaser passed in connection with this Agreement and Transaction;

                  (b) all other documents reasonably required to be entered into or delivered by Purchaser at or prior to the Closing pursuant to this Agreement and such other closing certificates or deliveries as the parties may agree;

         Section 6.9. Payment of Purchase Price. Purchaser shall have paid to Selling Shareholders and to the escrow agent, as applicable, the cash portion of the Purchase Price; and Purchaser shall have caused the Acquiror Shares to be issued to the Selling Shareholders.

         Section 6.10. Ancillary Documents. Purchaser shall have executed and delivered the Registration Rights Agreement, the Property Agreement, and the Escrow Agreement. Each of the Selling Shareholders shall have executed and delivered the Registration Rights Agreement, the Property Agreement, and the Escrow Agreement.

         Section 6.11. Power of Attorney. Selling Shareholders shall have executed and delivered to Purchaser such limited powers of attorney to enable Purchaser to execute and file with the IRS and any applicable state or local taxing authorities on behalf of the Selling Shareholders such applicable forms, including IRS Form 8023, and such other documents as are necessary or reasonably applicable to effect the Section 338(h)(10) Election.

                                  ARTICLE VII.
                                   [Reserved]

                                  ARTICLE VIII.
                          SURVIVAL AND INDEMNIFICATION

         Section 8.1. Survival of Representations and Warranties. Each of the representations and warranties contained in Articles III and IV will survive the Closing and remain in full force and effect until the date that is 15 months from the Closing Date, except that the representations and warranties set forth in Sections 3.14 and 3.19 will survive until the expiration of the applicable statutes of limitation or any extension thereof, and the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive indefinitely, and furthermore, the representation and warranty in Section 4.10 shall survive as long as the representation and warranties in Section 3.14 and
3.19. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and either the Purchaser Losses or Shareholder Losses relating thereto within such specified periods of survival may not be pursued and is hereby irrevocably waived.

         Section 8.2. Limitations on Liability.

                  (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Purchaser Losses or Shareholder Losses required to be indemnified by the other party pursuant to this Agreement, (ii) "Indemnified Party" means any Shareholder Indemnified Party or Purchaser Indemnified Party, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any Person, including any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, damages (including decreases in value of the Business and lost profits in the case of continuing effects on the results of operations), costs and expenses, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

                  (b) Notwithstanding any other provision in this Agreement or of any applicable law, if the Closing occurs, no Indemnified Party will be entitled to make a claim against an Indemnifying Party under Section 8.3(a), (b) or (c) or Section 8.4(a), (b) or (c) unless and until and to the extent that the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 8.3(a), (b) or (c) or Section 8.4(a), (b) or (c), as the case may be, exceeds $3,000,000, except for claims made for breaches of representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.19, 4.1 and 4.2.

                  (c) Notwithstanding any other provision in this Agreement or of any applicable law, if the Closing occurs, no Indemnified Party will be entitled to make a claim against an Indemnifying Party under Section 8.3(d) unless and until and to the extent that the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 8.3(d) exceeds $500,000.

                  (d) Notwithstanding any other provision of this Agreement, if the Closing occurs, the indemnification obligations of the Selling Shareholders under Section 8.3 and Purchaser under Section 8.4 will not exceed $75,000,000 except for claims made for breaches of representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4.

                  (e) If any Indemnifiable Loss may be reduced by recovery, settlement, reduction in taxes or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, Indemnified Party covenants and agrees to use its reasonable best efforts to obtain such recovery, settlement, reduction in taxes or otherwise from any such Person.

                  (f) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement, reduction in taxes or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.

         Section 8.3. Indemnification Obligations of the Shareholders. Subject to the limitations set forth in Section 8.1 and 8.2, the Selling Shareholders will, jointly and severally, indemnify, defend and hold harmless Purchaser, the Companies and each of their respective Affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, Taxes and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty made by the Selling Shareholders in this Agreement or in any of the Ancillary Documents;

                  (b) any breach of any covenant, agreement or undertaking made by the Selling Shareholders in this Agreement or in any of the Ancillary Documents;

                  (c) any fraud, willful misconduct or bad faith of the Shareholders in connection with this Agreement or the Ancillary Documents;

                  (d) any liabilities of the Companies with respect to any state or local unclaimed property or escheat laws with respect to the period prior to the Closing Date; or

                  (e) any liability of Purchaser or any of the Companies (x) for any Taxes (or non-payment thereof) with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet; (y) for the unpaid Taxes of any Person (other than any Company) under U.S. Treasury

         Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law); and (z) for any Taxes of any Person (other than any Company) imposed on any Company as a transferee or successor, by contract, or otherwise.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 8.3 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "Purchaser Losses."

         Section 8.4. Indemnification Obligations of Purchaser. Subject to the limitations set forth in Sections 8.1 and 8.2 Purchaser will indemnify and hold harmless the Selling Shareholders and each of their Affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Shareholder Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any of the Ancillary Documents;

                  (b) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any of the Ancillary Documents;

                  (c) any fraud, willful misconduct or bad faith of Purchaser in connection with this Agreement or the Ancillary Documents; or

                  (d) any liabilities of the Selling Shareholders pursuant to the Personal Guarantees with respect to the period after the Closing Date.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Shareholder Indemnified Parties described in this Section 8.4 as to which the Shareholder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Shareholder Losses." The measure of Shareholder Losses shall be limited to the diminution in value, if any, of the Acquiror Shares then held by the Selling Shareholders as a result of any occurrence described in subsections (a), (b) and (c) of this Section 8.4.

         Section 8.5. Non-Third Party Claims Procedure. Claims for indemnification for any misrepresentation, breach of warranty, covenant or other claim arising out of this Agreement or the Transaction and not involving any Third Party Claim, whether sought by Purchaser Indemnified Parties or Shareholder Indemnified Parties, shall be an action for damages brought pursuant to this Article VIII.

         Section 8.6. Third Party Claims Procedure.

                  (a) Promptly after receipt by an Indemnified Party of notice of a Third Party Claim with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Shareholder Losses (as the case may be), such Indemnified Party will notify the Indemnifying Party promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only to the extent that, such failure to notify the Indemnifying Party results in the prejudice to the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim; provided, further, that the Indemnifying Party may assume such defense under a reservation of rights that the Indemnified Party may not be entitled to indemnification hereunder. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such Third Party Claim, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the named parties to any proceeding (including any impleaded parties) include both the Indemnifying Party and an Indemnified Party and (a) representation of both parties by the same counsel, or conduct by the Indemnifying Party of the defense of the Indemnified Party, would be inappropriate due to actual or potential differing interests between the Indemnifying Party and such Indemnified Party or (b) there may be defenses available to the Indemnified Party which are different from, or in addition to, the defenses available to the Indemnifying Party, or (iii) the Indemnifying Party fails to assume the defense of the proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in each case in a timely manner; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any single jurisdiction in one Third Party Claim. In any Third Party Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed. The Indemnifying Party and the Indemnified Party shall cooperate in good faith with respect to the defense of any such matter. The Indemnified Party will (and will cause the respective officers, directors, employees, auditors and agents of the Indemnified Party) provide the Indemnifying Party and its counsel and other advisors full access, during reasonable business hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), contracts, financial statements, books, records and other information pertaining to the defense of any such matter, subject to an appropriate confidentiality agreement.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying

         Party fails to assume and maintain the defense of such claim pursuant to Section 8.6(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

                  (c) If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 8.7. Investigations. Except as set forth in Section 4.10, the respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article VIII will not be deemed waived, in whole or in part, by any investigation made by a Party to this Agreement.

         Section 8.8. Exclusive Remedy. After the Closing Date, Article VIII will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other claim arising out of this Agreement or the Transaction, except for (i) injunctive relief; (ii) claims arising from fraud, and (iii) any adjustment of the Purchase Price pursuant to Section 2.3 hereof.

                                   ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

         Section 9.1. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed or one (1) Business Day after posting with an overnight courier or when confirmation is received if sent by facsimile or five (5) Business Days after deposit in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

To Purchaser:                    Insight Enterprises, Inc.
                                 1305 West Auto Drive
                                 Tempe, Arizona 85284
                                 Attn:  Stanley Laybourne

                                 Telecopy No.:  (480) 760-7003

with a copy to:                  Quarles & Brady Streich Lang LLP
                                 Two North Central Avenue
                                 Phoenix, Arizona  85004-2391
                                 Attn:  P. Robert Moya, Esq.
                                 Telecopy No.:  (602) 229-5690

To the Selling Shareholders:     c/o Comark, Inc.
                                 444 Scott Drive
                                 Bloomingdale, Illinois 60108
                                 Attn: Philip E. Corcoran and Charles S. Wolande
                                 Telecopy No.:  (630) 924-6679

with a copy to:                  Sonnenschein Nath & Rosenthal
                                 8000 Sears Tower
                                 Chicago, Illinois  60606
                                 Attn:  Kenneth G. Kolmin, Esq.
                                 Telecopy No.: (312) 876-7934

         Section 9.2. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

         Section 9.3. Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that Purchaser shall, without the obligation to obtain the prior written consent of the other Parties, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more wholly owned subsidiaries of Purchaser; provided, further, that such assignee shall provide the Selling Shareholders with a written agreement assuming all the obligations of Purchaser under this Agreement and the Ancillary Documents. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

         Section 9.4. Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

         Section 9.5. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

         Section 9.6. Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the Ancillary Documents or any related document (for purposes of this Section, a "Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of the State of Illinois or the federal courts located in the State of Illinois. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 9.6 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 9.6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

         Section 9.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

         Section 9.9. Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

         Section 9.10. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.11. Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, except for that certain Mutual Confidentiality Agreement dated January 7, 2002 between Purchaser and the Companies, which shall survive the execution and delivery of this Agreement, and constitutes the entire agreement between the Parties.

         Section 9.12. Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the Transaction, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

         Section 9.13. Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the Transaction, including the fees, costs and expenses of its financial advisors, accountants and counsel and any filing fees incurred pursuant to the HSR Act, and (b) subject to Section 2.3, the Companies will pay the reasonable fees, costs and expenses of the Selling Shareholders and the Companies incurred in connection with this Agreement and the Transaction, including the fees, costs and expenses of their financial advisors, accountants and counsel.

         Section 9.14. Construction and Interpretations. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Party. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The Parties agree that each Party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any Exhibits thereto. Whenever the words "include," "includes," or "including" are used in the Agreement, including any Exhibits or other addenda hereto, they shall be deemed to be followed by the words "without limitation."

         Section 9.15. Remedies Cumulative. Every right or remedy in this Agreement conferred upon or reserved to the Parties will be cumulative and will be in addition to every right or remedy now or hereafter existing at law or in equity, and the pursuit of any right or remedy will not be construed as an election.

         Section 9.16. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.


                            INSIGHT ENTERPRISES, INC.

                            By: /s/ Stanley Laybourne
                            Name: Stanley Laybourne
                            Title:  Chief Financial Officer


                            COMARK, INC.

                            By: /s/ Philip E. Corcoran
                            Name: Philip E. Corcoran
                            Title: Chairman of the Board


                            COMARK INVESTMENTS, INC.

                            By: /s/ Philip E. Corcoran
                            Name: Philip E. Corcoran
                            Title: Chairman of the Board


                            SELLING SHAREHOLDERS

                            /s/ Philip E. Corcoran
                            Philip E. Corcoran


                            /s/ Charles S. Wolande
                            Charles S. Wolande

                                    EXHIBIT A

                               "ESCROW AGREEMENT"

                                    EXHIBIT B

                         "REGISTRATION RIGHTS AGREEMENT"

                                    EXHIBIT C

                              "PROPERTY AGREEMENT"

                                    EXHIBIT D

             "SHAREHOLDER EMPLOYMENT AND NON-COMPETITION AGREEMENT"

                                   "EXHIBIT E

              "OPINION OF COUNSEL - SONNENSCHEIN NATH & ROSENTHAL"

                                    EXHIBIT F

             "OPINION OF COUNSEL - QUARLES & BRADY STREICH LANG LLP"